Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES RECEIPT OF NYSE

CONTINUED LISTING STANDARD NOTICE

LONDON – February 20, 2020 - Noble Corporation plc (NYSE: NE) today announced that on February 19, 2020 it received formal notice of non-compliance (the “NYSE Notice”) with the New York Stock Exchange (the “NYSE”) share price continued listing standards, which require a listed common stock to maintain a minimum average closing price of $1.00 per share for 30 consecutive trading days.

The Company intends to regain compliance with the NYSE’s listing standards, and as required by the NYSE, the Company intends to respond to the NYSE within ten business days with respect to its intent to cure the deficiency. Under the NYSE’s rules, Noble has a period of six months from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. Noble can regain compliance at any time during the six-month cure period if its ordinary shares have a closing price of at least $1.00 per ordinary share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per ordinary share over the 30-trading day period ending on the last trading day of that month.

Under the NYSE rules, Noble’s ordinary shares will continue to be listed and traded on the NYSE during the cure period outlined above, subject to the Company’s compliance with other continued listing requirements. The current non-compliance with the NYSE listing standards does not affect Noble’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt obligations. The Company is considering all available options to regain compliance with the NYSE’s continued listing standards, which may include a reverse stock split, subject to approval of the company’s shareholders. Failure to satisfy the conditions of the cure period or to maintain other listing requirements could lead to a delisting.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding continued stock exchange listing, including continued compliance, means of regaining compliance, timing to do so, effect of a continued listing notice or a delisting on operations or debt obligations, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti- corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC-900

2/20/2020

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383